Contact:  Donald C. Darling
                                              Vice President Administration
                                              & Chief Financial Officer
                                              (315) 798-2058

                SPECIAL METALS COMPLETES INCO ALLOYS ACQUISITION
        TERMS RE-NEGOTIATED TO REFLECT RECENT FINANCIAL MARKET CONDITIONS

         NEW HARTFORD, N.Y. - Oct. 28, 1998 - With today's successful completion of the Inco Alloys International acquisition, Special Metals Corporation (NASDAQ: SMCX) becomes the world's largest and most-diversified producer of high-performance nickel-based alloys.

         The Company now supplies over 5,000 customers and every major market in the world for nickel-based alloys. Non-aerospace revenues are about 61 percent of sales, up from 19 percent prior to the acquisition. Its largest customer accounts for less than 9 percent of net sales, down from more than 20 percent prior to the acquisition.

         Effective on Oct. 28, the $365 million purchase of Inco Alloys International (IAI) from Inco Limited (NYSE/TSE: N) was first announced in early July. The final price is $43 million lower than the amount first announced. The $365 million purchase price includes $17 million liquidation value Series A Convertible Preferred Shares issued by Special Metals to Inco Limited.

         "This is the ideal combination of two specialty metals leaders in their respective markets," President and Chief Executive Officer Dr. Donald R. Muzyka said. "We think our shareholders should be very excited by the investment potential of the new Special Metals."

         Special Metals is the global leader in premium-grade, nickel-based alloys used primarily in aircraft jet engines. IAI is the single-most-comprehensive producer of other nickel-based alloys and forms - with particular strength in commercial-grade flat products - for the world's most diverse array of end-use applications.

         On a pro forma basis, assuming that IAI was acquired as of Jan. 1, 1997, the 1997 net sales of Special Metals would have been $854.5 million, and pro forma EBITDA would have been $96.5 million compared to Special Metals' actual 1997 EBITDA of $40.8 million.

         "By focusing each Special Metals and IAI facility on what it does best, we can profitably increase sales and volume throughout the Corporation," Muzyka explained.

         "The creative and sensible allocation of capacity will be crucial to deriving operating synergies of about $30 million to $40 million over the first four years. This is also one of the most exciting possibilities we see for increasing shareholder value," he added.
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Special Metals Completes IAI Acquisition
Page Two

         Management continues to expect the deal to be accretive in the first full year of Special Metals and Inco Alloys' combined operations. The deal has successfully cleared all required domestic and international antitrust reviews.

         The Company will finance the transaction with proceeds from a $375 million bank credit facility, with Credit Lyonnais as lead banker. Concurrent with the acquisition, Special Metals will sell $80 million liquidation value Series A Convertible Preferred Shares to Titanium Metals Corporation (NYSE:
TIE).

         The preferred securities issued to Inco Limited and Titanium Metals Corporation are convertible into Special Metals' common stock at a price of $16.50 per common share. The issuance of common stock upon the conversion of the convertible preferred securities is subject to the approval of Special Metals' shareholders. A special meeting to consider such matter is expected to be held in January 1999.

         As was previously announced in July, Special Metals and Titanium Metals signed an agreement in principle to form a strategic alliance in connection with the preferred stock sale. The proposed alliance would include collaborative development of new uses for the titanium produced by Titanium Metals and the high-performance nickel-based alloys produced by Special Metals. It may also present opportunities for marketing efficiencies and joint processing of Titanium Metals products at Special Metals facilities.

         The World Wide Web site of Special Metals
("http://www.specialmetals.com") features substantial detail on the acquisition, as well as general Company information.

         Special Metals is the world's largest and most-diversified producer of high-performance nickel-based alloys. Its specialty metals are used in some of the world's most technically demanding industries and applications, including: aerospace, power generation, chemical processing, oil exploration and medical/dental devices. Through its New Hartford, N.Y. headquarters, 11 U.S. and European production facilities and a global distribution network, Special Metals supplies over 5,000 customers and every major world market for high-performance nickel-based alloys.

         The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, satisfaction of conditions to acquisition closing, the cyclicality of the aerospace industry, raw material pricing, future global economic conditions, global productive capacity, competitive products and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.